CONSULTING SERVICES AGREEMENT

THIS AGREEMENT made the 21st day of September, 2007.

BETWEEN:

VIREXX MEDICAL CORP.
8223 Roper Road
Edmonton, AB

(the “Company”)

AND:

ISUMA STRATEGIES INC.
1763 Orlaney Place
North Vancouver, BC

(the “Contractor”)

WHEREAS:

A. The Company is in the business of developing targeted therapeutics for cancer and chronic viral infections.

B. The Company and the Contractor desire to enter into a contract for services whereby the Contractor will provide services to the Company.

C. The Contractor will become intimately involved with the Company’s business and with the confidential information of the Company, and by virtue of such involvement will become personally acquainted with the trade secrets of the Company.  The Company desires to be able to impart said confidential information and secrets to the Contractor secure in the knowledge that such information will be used for the sole benefit of the Company and not in competition with or to the detriment of the Company, directly or indirectly, by the Contractor.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the foregoing recitals and of the mutual promises, covenants and agreements hereinafter set forth, the Company and the Contractor hereby promise, covenant and agree as follows:

1. Independent Contractor

1.1 The Company engages the Contractor to provide and the Contractor shall provide the services (the “Services”) described in Schedule A hereto.

1.2 The Contractor shall at all times be an independent contractor.  Neither the Contractor nor any of the Contractor’s employees are employees or agents of the Company and no partnership, joint venture or agency will be created by this Agreement or by any action of the parties under this Agreement and the Contractor shall not represent itself to be in any such relationship with the Company.

1.3 The Contractor acknowledges and agrees that it shall be responsible for payment to the proper authorities of any and all income taxes, employment insurance premiums and Canada Pension Plan contributions in respect of the remuneration paid hereunder.  The Company agrees to pay all Workers’ Compensation insurance premiums in relation to the provision of services by the Contractor.

1.4 If at any time the Canada Revenue Agency or any other competent authority determines that any employee is, in fact, an employee of the Company, then the Company will immediately begin making all statutorily required withholdings and remittances in respect of payments to the Contractor.

1.5 The Company shall not be liable to the Contractor for any damages, liabilities, penalties, interest or costs caused to the Contractor for failure to make the statutorily required source deductions or payments that the Company would make in respect of payment or remuneration to employees.  The Contractor agrees to indemnify and save harmless the Company from any and all damages, penalties, interest, costs and liabilities of any nature of kind arising as a result of the Company not making any statutorily required source deductions pursuant to the Income Tax Act, the Employment Insurance Act, and the Canada Pension Plan on payments to the Contractor.

2. Term of Contract and Termination

2.1 The provision of the Services by the Contractor to the Company pursuant to the terms of this Agreement shall commence on the date of this Agreement and shall continue until terminated in accordance with paragraphs 2.2, 2.3 or 2.4 of this Agreement.

2.2 This Agreement will terminate 10 days following the appointment by the Board of a new Chief Executive Officer of the Company.

2.3 Either party may terminate this Agreement prior to the appointment of a new Chief Executive Officer by providing the other party with 60 days written notice of termination.

2.4 If the Company materially fails to comply with any provision of this Agreement then, in addition to any other remedy or remedies available to the Contractor, the Contractor may, at its option, immediately terminate this Agreement by giving written notice of termination to the Company and, if such option is exercised, the Contractor shall be under no further obligation to provide the Services.

2.5 This Agreement may be terminated by the Company forthwith, at the Company’s sole discretion immediately, upon the happening of any of the following events:

(a)	if the Contractor or Elliott shall become insolvent or be adjudged bankrupt;

(b)
if the Contractor or Elliott shall die or as a result of sickness, accident or other disability be unable to substantially perform the Services for a continuous period of two (2) months or for periods aggregating two (2) months in any six (6) month period; or

(c)
if the Contractor or Elliott shall be in default under any of its covenants contained in this Agreement and such default shall continue for more than five (5) days after receipt of a written notice from the Company to cure same.

3. Performance

3.1 In performing the Services hereunder, the Contractor shall: (a) act honestly and in good faith in what the Contractor has been advised by the Board of Directors and reasonably believes to be in the best interests of the Company; (b) exercise the degree of care, diligence and skill that a reasonably prudent person engaged in the provision of services similar to the Services would exercise in comparable circumstances; (c) not perform any services for or provide any advice to any other person, firm, corporation or other entity, which, in the reasonable opinion of the Company, gives rise to a conflict of interest between the obligations of the Contractor to the Company under this Agreement and the obligations of the Contractor to such other person, firm, corporation or other entity; and (d) ensure that Elliott devotes such of his time, attention and skill to the performance of the Services described in Schedule “A” and such additional services as shall be mutually agreed by the Parties up to approximately 40% of the Contractor’s work time.

3.2 The Contractor agrees that it shall provide the Services exclusively through Darrell Elliott (“Elliott”).

3.3 The Company agrees that Elliott shall be entitled to act for or serve other corporations or entities, including government bodies, boards or committees, without restriction or the approval of the Company, whether as a director, officer, agent, employee or otherwise, provided that it does not prevent the Contractor from fulfilling its obligations hereunder.

4. Remuneration, Expenses and Other Payment

4.1 The Company shall pay to the Contractor, in full payment and reimbursement for providing the Services and for expenses incurred in connection therewith the amounts in the manner and at the times set out in Schedule “B”, and the Contractor shall accept the same as full payment and reimbursement.

5. Records

5.1 The Contractor shall, where its remuneration is determined on the basis of time, establish and maintain adequate records of the time expended in connection with provision of the Services, and the Contractor’s invoices shall contain a summary of time expended and expenses claimed, with all receipts for claimed expenses attached to the applicable invoices.

6. Confidential Information

6.1 The Contractor agrees that all documents, data, records, software and other property, furnished to Contractor by the Company or produced by the Contractor or others in connection with the performance of the Services, shall be and remain the sole property of the Company or the owner.  The Contractor agrees to keep such records and other documentary property of the Company in confidence and subject to the Company’s control, and shall promptly return them to the Company as and when requested by the Company.  Should the Company not so request, the Contractor shall return and deliver all such documentary and other property upon termination of this Agreement and the Contractor shall not take any such property or any reproduction of such property upon such termination.

6.2 The Contractor recognizes that the Company generates and uses valuable proprietary information and to protect the legitimate interests of the Company, it is necessary for the Company to prevent unauthorized use or disclosure of the information.

6.3 The Contractor acknowledges that, by reason of its arrangement with the Company, it will have access to Confidential Information, as hereinafter defined, of the Company, that the Company has spent time, effort and money to develop and acquire.  For the purposes of this Agreement any reference to “Company” shall mean the Company and its affiliates and subsidiaries.  The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of the Company (including the Contractor) or received by the Company from an outside source which is maintained in confidence by the Company or the outside source who provided the information in question.  Without limiting the generality of the foregoing, Confidential Information includes information of the Company pertaining to:

(a)
the identities of clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; customer contact persons; information regarding sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

(b)
any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(c)	any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;

(d)	financial information, including the Company’s costs, financing or debt arrangements, income, profits, salaries or wages; and

(e)	any information relating to the present or proposed business of the Company.

6.4 The Contractor agrees that the Confidential Information is and will remain the exclusive property of the Company. The Contractor also agrees that the Confidential Information constitutes a proprietary right which the Company is entitled to protect and constitutes information and knowledge not generally known to the trade.

6.5 In the course of providing the Services under this Agreement, the Contractor will obtain access to and be entrusted with Confidential Information.  At all times during this Agreement and after the termination of this Agreement:

(a)	The Contractor shall maintain securely and hold in strict confidence all Confidential Information disclosed to it;

(b)	The Contractor shall not, without the express written consent of the Company, disclose any of the Confidential Information to any person, corporation or other entity;

(c)	The Contractor shall not use any of the Confidential Information for any purpose other than in the normal and proper course of performing the Services; and

(d)	The Contractor shall not duplicate or transfer or allow any person to duplicate or transfer any of the Confidential Information.

6.6 The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(a)	is or later becomes available to the public from a source other than the Contractor and through no fault of the Contractor;

(b)	is lawfully made available to the Contractor by a third party or a source outside this Agreement; or

(c)	is required to be disclosed by operation of law.

6.7 Without restricting the generality of the foregoing, the Contractor will execute the Confidentiality Agreement attached hereto as Schedule “C” and will cause Elliott to sign the Confidentiality Agreement annexed hereto as Schedule “C”.

6.8 If any of the provisions of this Agreement and the Confidentiality Agreement contained in Schedule “C” are in conflict the provisions of the Confidentiality Agreement contained in Schedule “C” shall govern.

7. Reports

7.1 The Contractor will at regular board meetings and upon the request of the Company:

(a)	fully inform the Company of the work done and to be done by the Contractor in connection with the provision of the Services; and

(b)
permit the Company at all reasonable times to inspect, examine, review and copy any and all findings, data, specifications, drawings, working papers, reports, documents and material whether complete or otherwise that have been produced, received or acquired by, or provided by the Company to the Contractor as a result of this Agreement

7.2 The Company will, upon the request of the Contractor, provide the Contractor with a report setting out the calculation of any commissions payable pursuant to this Agreement and will, upon the reasonable request of the Contractor, permit the Contractor to inspect the records of the Company that relate to the calculation of any such commissions.

8. Company Indemnity

8.1 The Company agrees to indemnify and hold harmless the Contractor and its principals, associates, directors, officers, agents, and employees including, without limitation, Elliott (the "Indemnified Persons"), to the full extent allowed by law, from and against any loss, claim, damage, liability and expense, including legal fees and disbursements on a full-indemnity basis, (the "Loss") incurred by any or all of them, relating to or arising out of:

(a)	any action taken or omitted to be taken by or on the Company’s behalf pursuant to this Contract,

(b)
any use of information provided by the Company or any shareholder, director, officer, employee, Contractor, or professional advisor of the Company, which information is inaccurate or incomplete in any respect (whether as a result of misrepresentation, omission, failure to update, or otherwise), or

(c)	any action taken or omitted to be taken by any Indemnified Person with the Company’s consent or in conformity with the Company’s act or omissions excluding only Loss which are determined in the final judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or wilful misconduct of one or more Indemnified Persons.

8.2 The Company will immediately upon request of any Indemnified Person reimburse that Indemnified Person for any Losses incurred by that Indemnified Person in connection with investigating, preparing, or defending any action or claim, in connection with or arising out of its relationship or Contract with the Company, whether or not in connection with pending or threatened litigation in which the Contractor or any other Indemnified Person is a party.

8.3 The Company will not, without the prior written consent of the Contractor, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit, or proceeding (the "Action"), in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Action) unless such settlement, compromise, or consent includes an unconditional release of all Indemnified Persons from all liability arising out of such Action.  The above indemnity shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including but not limited to any right of contribution.

9. General

9.1 In this Agreement, unless context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

9.2 This Agreement shall be binding on both parties and on the Contractor’s heirs, executors, administrators and legal representatives and shall enure to the benefit of any successors and assigns of the Company or the Contractor.

9.3 No consent or waiver, express or implied, by any party to or of any breach or default by the other party in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligation of such party.  Failure on the part of any party to complain of any act or failure to act of the other of them, or to declare the other party in default irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder or of the right to then or subsequently declare a default.

9.4 Save and except for the express provisions of this Agreement and the Confidentiality Agreement contained in Schedule “C” hereto, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the provision of the Services by the Contractor to the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreement.

9.5 This Agreement constitutes the entire agreement between the parties.

9.6 If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the enforceability or validity of any other provision of this Agreement or of any Schedule or any part thereof, and any such covenant or agreement may be severed from this Agreement without affecting the remainder of the Agreement.

9.7 The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada as applicable therein.

9.8 Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the parties at their respective addresses set out on the first page of this Agreement.

9.9 The Contractor shall, upon the reasonable request of the Company, make, do, execute or cause to be made, done or executed all such further and other lawful acts, deeds, things, documents and assurances of whatsoever nature and kind for the better or more perfect or absolute performance of the terms, conditions and intent of this Agreement.

9.10 The Contractor understands and agrees that, without prejudice to whatever rights and other remedies the Company may have, the Company may enforce its rights under this Agreement by way of injunction, and may obtain an injunction, including an interim injunction to restrain any breach or anticipated breach of any of the provisions of this Agreement.

9.11 The Company and the Contractor acknowledge and declare that in executing this Agreement they are each relying wholly on their own judgment and knowledge and have not been influenced to any extent whatsoever by any representations or statements made by or on behalf of the other party regarding any matters dealt with herein or incidental hereto.

9.12 The Company and the Contractor further acknowledge and declare that they each have carefully considered and understand the terms of this Agreement including, but without limiting the generality of the foregoing, the restrictions on the Contractor after termination and that they execute this Agreement voluntarily and of their own free will.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

  VIREXX MEDICAL CORP.
   by its authorized signatory:

  /s/Erich Bam

ISUMA STRATEGIES INC.
by its authorized signatory:

/s/Darrell Elliott

SCHEDULE “A”

The following are the Services to be performed:

A.
The Contractor, through Elliott, shall use best efforts to perform the duties of Acting Chief Executive Officer and, through Elliott, to perform work as reasonably assigned to the Contractor from time to time by the Board of Directors.  The Contractor shall serve as a fully empowered executive for the purpose of developing and financing functions and assets of the Company.

B.	The Contractor shall report to the Board of Directors of the Company.

C.	Without limitation, the Contractor shall be responsible on a best efforts basis for:

•	maintaining the business initiatives already under way;

•	assisting in the raising of financing for the Company;

•	commencing a search for senior executives of the Company, including a permanent Chief Executive Officer, a Chief Scientific Officer and, potentially, a Chief Financial Officer;

•	the engagement and/or termination of other employees as required;

•	continuous assistance in locating additional investors for the Company;

•
development and implementation as such reporting and monitoring systems as required by the Board of Directors of the Company and, if required, its external investors, having regard to the strictures controlling selected disclosure by reporting issuer;

•	general business management of the Company; and

•	further strategic developments as the Board approves.

D.
Elliott may, separately, be invited to join the Board of Directors of the Company.  Any such election to the Board of Directors is specifically outside the scope of this Agreement as are any resulting fees, shares and/or options that Elliott or the Contractor may earn for such Board Services.

SCHEDULE “B”

REMUNERATION, EXPENSES AND OTHER PAYMENT

A.
The Company shall pay to the Contractor the fee of $2,000 plus GST per each complete Working Day the Contractor spends performing the Services.  The Contractor may claim either a half or full day’s fee for each day worked, depending on whether the Contractor spent more or less than 4 hours per day performing the Services.

B.	A day in which the Contractor provides at least 5 hours of Services shall be a “Working Day”.

C.	On days where the Contractor shall provide less than 5 hours of Services then the Company shall pay the Contractor an hourly rate of $300 per hour.

D.
The Company shall also reimburse the Contractor on a monthly basis for reasonable business expenses incurred by the Contractor in relation to performance of the Services, including without limitation, automobile, telephone and travel expenses.

E.	Business related travel on the part of the Contractor shall be included in the Services chargeable by the Contractor.

SCHEDULE “C”

THIS AGREEMENT made as at the 21st day of September, 2007.

BETWEEN:

VIREXX MEDICAL CORP.,
("ViRexx")

OF THE FIRST PART

- and –

ISUMA STRATEGIES INC.
(the “Contractor”)

OF THE SECOND PART

- and -

DARRELL ELLIOTT
(the "Elliott")

OF THE SECOND PART

CONFIDENTIALITY AGREEMENT
(hereinafter referred to as the "Agreement")

WHEREAS the Contractor is about to be engaged as a consultant and to provide the services of Elliott as Interim Chief Executive Officer to ViRexx pursuant to a Consulting Agreement (“Consulting Agreement”) dated concurrently herewith, in a position of confidence and trust and under conditions where it and Elliott have or may have access to technical, confidential and secret information regarding existing or contemplated business of ViRexx;

AND WHEREAS the Contractor and Elliott recognize that, as a part of the Contractor’s duties, certain ideas and suggestions of interest to ViRexx, conceived or made by the Contractor and Elliott, while they are retained by ViRexx, shall be immediately made available to and become the property of ViRexx without any further consideration than is provided in the Consulting Agreement;

AND WHEREAS ViRexx desires to receive from the Contractor and Elliott specific covenants relating to the non-disclosure of confidential information and ownership of Intellectual Property, and the Consulting Agreement is conditional on ViRexx receiving these covenants.

IN CONSIDERATION of the premises set forth and the remuneration paid by ViRexx to the Contractor, the parties agree as follows:

1.           Definition of Confidential Information

1.1                      For purposes of this Agreement, the term "Confidential Information", shall mean all information, whether or not reduced to writing and whether or not patentable or protected by copyright, which the Contractor and Elliott receives, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with the Contractor’s and Elliott’s relationship with ViRexx, and includes the information mentioned in Section 6.3 of the Consulting Agreement and also includes, but is not limited to the following:

(i)
information concerning bioinformatics, medinformatics and cheminformatics software, databases and services, including but not limited to, source codes, object codes, flowcharts and programs and other materials whatsoever (tangible or intangible and machine readable or human readable);

(ii)	information concerning products and services provided to the global community to bridge the gap between biology in vitro (in the test tube) and biology in silico (in the computer);

(iii)	information concerning the handling and analysis of DNA and protein sequence data;

(iv)	information concerning drug development and development processes, including but not limited to, designing optimal drug molecules for treating diseases;

(v)	information concerning pre-clinical, analytical and formulation services;

(vi)	technology developed for high throughput screening of new chemical entities or drug levels;

(vii)	discoveries relating to, and developments of, patented in-house formulations;

(viii)	information concerning research, development and commercialization of vaccines and antibodies for preventative or therapeutic use;

(ix)
formulations, including but not limited to, the development of new formulations for existing drugs, assessments of current formulations and the development of strategies for formulations of new drug chemical entities (NCE);

(x)	information, drugs, delivery systems, devices or models under a patent, or potential or pending patent, whether or not such a patent is in fact obtained or expires;

(xi)	test results, clinical studies, clinical trial results, and all research whatsoever;

(xii)
products and devices developed, patents, discoveries, concepts, compilations and ideas of any nature whatsoever including, without limitation, the nature and results of research and development activities, the software, molecular and analytical tools to facilitate research in the fields of biology, medicine and pharmaceutical science, and processes, formulas, inventions, technology, techniques, computer programs and models, designs, drawings, and specifications (“Intellectual Property”);

(xiii)
production processes, marketing techniques and arrangements, marketing materials, promotions, demos and publications, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information relating to ViRexx's business and activities and the manner in which ViRexx does business, including but not limited to the names of drug firms, biotechnology firms, contact research organizations (CRO), generic drug manufacturers, pharmaceutical companies, pre-clinical clients, principal investigators and alliances with whom ViRexx has or may have a business relationship with,

(xiv)	any other materials or information related to, or that is or may be used in, the business, trade or activities of ViRexx which:

(a)	are not generally known to others engaged in similar business or activities;

(b)	has an economic value from not being generally known; and

(c)	is the subject of efforts that are reasonable in the circumstances to maintain its secrecy; and

(xiiv)	any financial information or information relating to the day to day business of ViRexx.

1.2                      Failure to mark any of the Confidential Information as confidential, proprietary or protected shall not affect its status as part of the Confidential Information under the terms of this Agreement.

1.3                      For purposes of this Agreement, the term "Confidential Information" shall not include information which:

(i)	has been publicly available prior to coming into the possession of ViRexx;

(ii)
becomes publicly available without a breach by the Contractor and Elliott of:  i) this Agreement; ii) any other agreement between the Contractor and/or Elliott and ViRexx; or iii) any lawful duty owed by the Contractor and/or Elliott to ViRexx;

(iii)	has been supplied to the Contractor and/or Elliott by a third party who is under no obligation to ViRexx.

The information described in paragraphs 1.3(i) and (iv) above is hereinafter called the "Contractor Information".

2.           Treatment of Information

2.1                      The Contractor and Elliott acknowledge that in their position, or in any other position the Contractor and Elliott may hold, in and as a result of the Contractor's and Elliott’s relationship with ViRexx, the Contractor and Elliott shall, or may be making use of, acquiring or adding to Confidential Information about certain matters and things which are confidential to ViRexx and which information is the exclusive property of ViRexx.

2.2                      As a material inducement for ViRexx to retain the services of the Contractor, the Contractor and Elliott agree that during its term as a consultant with ViRexx for the time Elliott is Interim Chief Executive Officer for ViRexx, and for a term of five (5) years following the date of expiry or termination of the Consulting Agreement or expiry or termination of any extension or renewal thereof, the Contractor and Elliott shall not, except with the prior written consent of ViRexx, which consent may be arbitrarily withheld, or except if the Contractor or Elliott is acting in the course of their duties on behalf and for the benefit of ViRexx in connection with ViRexx's business practices and policies, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use for any purpose, or cause to be disclosed, divulged, revealed, reported, published, transferred or used for any purpose, the Confidential Information which has been or will be obtained, created, learned or disclosed by, or to, the Contractor and/or Elliott.

2.3                      Disclosure of any Confidential Information of ViRexx by the Contractor and/or Elliott shall not be prohibited if the disclosure is directly pursuant to a valid and existing order of a governing court or other governmental body or agency within Canada; provided, however that:

(i)	the Contractor and Elliott shall first provide immediate written notice to ViRexx of any possible or prospective order, or proceeding pursuant to which any order may result; and

(ii)	ViRexx shall have been afforded a reasonable opportunity to prevent or limit any disclosure.

3.           Ownership of ViRexx Intellectual Property and Confidential Information

3.1                      The Contractor and Elliott agree that all right, title and interest in any Confidential Information and any Intellectual Property pertaining to the business of ViRexx shall be and shall remain the exclusive property of ViRexx.

3.2                      The Contractor and Elliott agree immediately to disclose in writing to ViRexx all Confidential Information and any Intellectual Property pertaining to the business of ViRexx developed in whole or in part by the Contractor and/or Elliott during the term of the Contractor's relationship with ViRexx and does hereby assign to ViRexx, any right, title or interest the Contractor and/or Elliott may have in the Confidential Information.  The Contractor and/or Elliott agrees to execute any instruments and to do all other things reasonably requested by ViRexx, in order to vest more fully in ViRexx, all ownership rights in those items transferred by the Contractor and Elliott to ViRexx.

3.3                      All notes, data, tapes, reference items, sketches, drawings, memoranda, computer information, memory, and all disks, records, inventions, technology and all intellectual property and other materials in any way relating to any of the Confidential Information or to the business of ViRexx shall belong exclusively to ViRexx and the Contractor and Elliott do hereby transfer any interest they may have in it and agrees to turn it over to ViRexx including but not limited to all originals and all copies of the materials in, or that at any time whatsoever were in, the Contractor's and/or Elliott’s possession, power or control, at the request of ViRexx, or in the absence of a request, on the termination of the Contractor's relationship with ViRexx, howsoever the Contractor's termination occurs, including but not limited to, the Contractor's retirement or death.

4.           Injunctive Relief

4.1                      The Contractor and Elliott understand and agree that ViRexx shall suffer irreparable harm in the event that the Contractor and/or Elliott breaches any of the Contractor's or Elliott’s obligations under this Agreement and that monetary damages shall be inadequate to compensate ViRexx for the breach.  Accordingly the Contractor and Elliott agree that, in the event of a breach or threatened or potential breach by the Contractor and/or Elliott of any of the provisions of this Agreement, ViRexx, in addition to and not in limitation of any other rights, remedies or damages available to ViRexx at law or in equity, shall be entitled to an interim injunction, interlocutory injunction, and permanent injunction, in order to prevent or to restrain any such breach by the Contractor, or by any or all of the Contractor's partners, co-venturers, ViRexx's servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of, or with the Contractor.

5.           Accounting for Profits and Indemnification

5.1                      The Contractor and Elliott agree that if the Contractor and/or Elliott shall violate any of the Contractor's covenants under this Agreement, ViRexx shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which the Contractor and/or Elliott directly or indirectly shall have realized or may realize relating to, growing out of, or in connection with any violations of this Agreement.  This remedy shall be in addition to and not in limitation of any injunctive relief at law or in equity or otherwise under this Agreement.

5.2                      The Contractor and Elliott agree to defend, hold harmless and indemnify ViRexx against and in respect of:

(i)
any and all losses and damages resulting from, relating or incident to, or arising out of any misrepresentation or breach by the Contractor and/or Elliott of any warranty or covenant made or contained in this Agreement;

(ii)	any and all actions, suits, proceedings, claims demands, judgments, costs, and expenses (including all legal fees, on a solicitor and his own client basis), incident to the foregoing.

6.           Severability

6.1                      In the event that any provision or part of any provision of this Agreement shall be deemed to be void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.  The Contractor and Elliott agree that the breach or alleged breach by ViRexx of:

(i)	any covenant contained in another agreement (if any) between ViRexx and the Contractor and Elliott or;

(ii)	any obligation owed to the Contractor and Elliott by ViRexx;

shall not affect the validity or enforceability of the covenants and agreements of the Contractor and Elliott set forth in this Agreement.

7.           No Prior Agreements

7.1                      The Contractor and Elliott represents to the best of the Contractor's and Elliott’s knowledge that the Contractor's and Elliott’s performance of all the terms of this Agreement do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including any agreement relating to any proprietary information, knowledge or data acquired by the Contractor and Elliott in confidence, trust or otherwise prior to the Contractor's and Elliott’s engagement by ViRexx) to which the Contractor and Elliott are a party or by the terms of which the Contractor and Elliott may be bound. The Contractor and Elliott covenant and agree that the Contractor and Elliott shall not disclose to ViRexx, or induce ViRexx to use any proprietary information, knowledge or data belonging to any previous employer or others.  The Contractor and Elliott further covenant and agree not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

8.           Contractor's Status

8.1                      Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that ViRexx shall continue to retain the Contractor.  No change of the Contractor’s duties as a consultant of ViRexx shall result in, or be deemed to be, a modification of the terms of this Agreement.

9.           Successors

9.1                      This Agreement shall be binding on and shall enure to the benefit of ViRexx and the Contractor, and their respective heirs, personal and legal representatives, successors and assigns.  As used in this Agreement, the term "ViRexx" shall also include any corporation or entity which is a parent, subsidiary, or affiliate of ViRexx.  The Contractor consents to the enforcement of any and all provisions of this Agreement by or for the benefit of ViRexx as to any other corporation or entity regarding any of the Confidential Information.

10.           Governing Law

10.1                      This Agreement shall at all times and in all respects be governed by the laws of the Province of Alberta and all parties hereto shall irrevocably attorn to the courts of competent jurisdiction of the Province of Alberta.

11.           Legal Advice

11.1           The Contractor and Elliott hereby acknowledge, represent and warrant to ViRexx that they have had time to review, and have reviewed, this Agreement and that they have been encouraged by ViRexx to seek independent legal advice prior to the execution and delivery of this Agreement, and in the event that they did not avail themselves of that opportunity, they did so voluntarily, without any undue pressure, and agrees that their failure to obtain independent legal advice shall not be used by them as a defense to the enforcement of their obligations under this Agreement.

12.           Notices

12.1                      Any notice required or permitted to be given to the Contractor and Elliott shall be sufficiently given if delivered to the Contractor and Elliott personally or if mailed by registered mail to the Contractor's and Elliott’s address last known to ViRexx.

12.2                      Any notice required or permitted to be given to ViRexx shall be sufficiently given if delivered personally or faxed or if mailed by registered mail to:

8223 Roper Road
Edmonton, AB  T6E 6S4
Fax: (780) 436-0068

or at such other address as ViRexx may advise the Contractor and Elliott in writing.

12.3                      Any notice given by mail shall be deemed to have been given forty eight (48) hours after the time it is posted.  Any notice given by personal delivery or fax shall be deemed to have been given on the day of personal delivery or faxing.

12.4                      Either one of the parties may advise the other, in the manner aforesaid, of any change of address for the giving of notices.

13.           Entire Agreement

13.1                       It is acknowledged that the parties are parties to the Consulting Agreement which this agreement is attached as Schedule "A".  This Agreement, the Consulting Agreement all signed concurrently herewith, along with any future agreement respecting options or warrants contain the entire agreements and understandings by and between ViRexx and the Contractor and Elliott with respect to the subject matter, and no representations, promises, agreements or understandings, written or oral, express or implied shall be valid or binding unless the same is in writing and signed by the party intended to be bound.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement at the time or shall be deemed a valid waiver of the provision at any other time.

14.           Assignment

14.1                      This Agreement is assignable by ViRexx without the prior consent of the Contractor or Elliott.

14.2                      As this Agreement is personal in nature with respect to the Contractor and Elliott, it is not assignable by the Contractor or Elliott under any circumstance.

15.           Gender

15.1                      Whenever the singular is used, it shall be deemed to extend to and include the plural.  Where one gender is used, it shall include all genders.

16.           Headings

16.1                      The headings and other captions in this Agreement are for convenience and reference only and are not to be construed in any way as additions or limitations of the covenants and agreements contained in this Agreement.

17.           Effective Date

17.1                      This Agreement is effective as of the date and year first above mentioned and indicated herein.

IN WITNESS WHEREOF, ViRexx and the Contractor and Elliott have duly executed this Agreement, where applicable by their respective corporate officers hereunto duly authorized.

VIREXX MEDICAL CORP.

Per:____/s/Erich Bam_________________________

ISUMA STRATEGIES INC.

Per:_____/s/ Darrell Elliott_____________________

SIGNED, SEALED AND DELIVERED
in the presence of:                                                               )
)
)
_____/s/Erich Bam_____________________                                                      ____/s/Darrell Elliott___________________
Witness                                                                                            DARRELL  ELLIOTT